Exhibit 10(23)
STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT
For
RICHARD BATTEY

Employer:	VAZON ENERGY LIMITED a company incorporated and existing under the laws of Guernsey with registered number 32244 (the “Company”)

Employee:	RICHARD BATTEY (the “Employee”) of Woodgrange, Fort Road, Guernsey GY1 1ZW.
Starting Date of Employment: 6th May 2005
Starting Date of Continuous Employment: 6thMay 2005 1
Job Title/Job Description

1.1	The Employee is employed by the Company on a full time permanent basis to fulfil the position of Chief Financial Officer to CanArgo Energy Corporation (“CanArgo”) reporting to the Chief Executive Officer of CanArgo. The Company provides management services to CanArgo pursuant to the terms of the Agreement for the Provision of Management Services dated 18th February 2004 (“MSA”), as such agreement is amended or varied from time to time.

1.2	The Employee’s principal duties as Chief Financial Officer shall be the management and development of the central finance function within the CanArgo group as set out in Appendix A hereto. Notwithstanding the foregoing, the Employee accepts that he may be required to perform other duties and tasks outwith the scope of his normal duties.

1.3	Whilst employed by the Company the Employee must:

during his hours of work devote the whole of his time, attention and abilities to the business of the Company and carry out his duties with due care and attention;

not, without the Company’s prior written consent, be in any way directly or indirectly engaged or concerned with any other business or employment whether during or outside his hours of work for the Company;

use his best efforts to promote and protect the interests of the Company and observe the utmost good faith towards the Company; and

comply with all the Company’s rules, regulations and policies from time to time in force and any rules which the Company’s clients may require him to observe whilst working on their premises.

2	Place of Work

The Employee’s place of work will be at Suite 9/10, Borough House, Rue du Pre, St Peter Port, Guernsey, Channel Islands or such other location within Guernsey as shall be notified by the Company to the Employee from time to time. The Employee may be required to travel and work at any of the premises of the Company or CanArgo as may be required for the proper fulfilment of the Employee’s duties, including in particular within the former Soviet Union. Wherever possible, the Employee will be given reasonable notice of any change in his place of work.

3	Pay

3.1	The Employee’s base salary shall be £120,000 per annum payable monthly by bank transfer on or around the 15th day of each calendar month into the bank account notified in writing by the Employee to the Company.

3.2	The Employee’s base salary shall be subject to review annually at the discretion of the Compensation Committee of CanArgo. The Company is not obliged to increase the Employee’s base salary at such review.

4	Hours of Employment

The Employee agrees that he shall work such hours as are necessary for the proper performance of his duties. The Employee shall work a minimum of 140 hours per month based upon an 8 hour day Monday to Friday (inclusive) between the hours of 8am and 6.00pm, with a break of one hour for lunch each day.

5	Overtime

The Employee will not receive additional remuneration for any hours worked over and above the normal hours of work narrated in Clause 4.

6	Holidays

6.1	The holiday year runs from 1st January until 31st December the same year. Holidays can be taken only with the advance permission of the Chief Executive Officer of CanArgo from time to time.

6.2	In addition to public and bank holidays, the Employee is entitled to a maximum of 25 working days holiday every calendar year. Such days holiday are accrued pro rata throughout the calendar year, depending on the Employee’s length of service within that year. Holiday entitlement will accrue per each month worked and will be rounded up to the nearest whole day.

6.3	There is no facility to carry holidays forward from one year to the next. However, except in exceptional circumstances, holidays not taken in one calendar year may be carried forward to the following calendar year provided they are taken within the first quarter and with the advance permission of the Chief Executive Officer.

6.4	On leaving, holiday pay will be paid for all entitlement accrued in the current holiday year but not taken at the time of termination of employment. In the event of holidays being taken but not earned, appropriate holiday pay will be deducted by the Company from the Employee’s final payment, the Company’s authority to do so being evidenced by the Employee’s signature to this Statement.

6.5	The Company may require the Employee to take accrued holidays during any period of notice.

7	Expenses

The Employee will be reimbursed for any expenses properly incurred in connection with his duties in accordance with the Company’s expenses policy as amended from time to time.

8	Notice

8.1	The Employment shall continue unless and until terminated at any time by:

8.1.1	the Company giving the Employee not less than 3 months’ previous notice in writing to that effect; or

8.1.2	the Employee giving to the Company not less than 3 months’ previous notice in writing to that effect.

8.2	The Company shall be entitled, at its sole discretion, to terminate the Employment in writing either instead of, or at any time after, notice of termination being given (by either the Company or the Employee) and in either case to make a payment to the Employee in lieu of notice.

8.3	Notwithstanding Clauses 8.1 and 8.2, if the Employee is dismissed for gross misconduct, he will receive no notice and no payment in lieu of notice.

9	Other Insurance & Benefits

9.1	Life Assurance

The Company (through CanArgo) will provide the Employee with the benefit of death in service life assurance which, in the event of death itself will pay a maximum amount of 4 times his annual salary, subject to the rules and conditions of the policy.

9.2	Health Care Scheme

9.2.1	The Company (through CanArgo) shall provide the Employee with PPP Healthcare cover at the expense of the Company, always subject to the terms and conditions of the PPP Healthcare scheme.

9.2.2	All payments under the PPP Healthcare scheme or the like will be subject to any deductions required by law.

9.1.3	The Company (through CanArgo) reserves the right at its absolute discretion to terminate or amend at any time the PPP Healthcare scheme or the Employee’s membership of any scheme. The Company (through CanArgo) will provide an equivalent benefit unless, in the reasonable opinion of the Company (through CanArgo), it is unable to secure membership for the Employee due to the medical condition of the Employee.

9.3	PHI

The Employee shall be entitled to participate in a Permanent Health Insurance (“PHI”) scheme (through CanArgo), always subject to the terms and conditions of the PHI scheme.

9.3.1	Payments

All payments under the PHI scheme or the like will be subject to the deductions required by law.

Where payments are made under the PHI scheme all other benefits provided to or in respect of the Employee will cease from the start of those payments (if they have not done so already), unless the Company is fully reimbursed by the PHI scheme for the cost of providing the benefit.

9.4	Right to terminate or amend

The Company reserves the right at its absolute discretion to terminate or amend at any time any Health Care Scheme or PHI scheme or the Employee’s membership of any such scheme. The Company will provide an equivalent benefit unless, in the reasonable opinion of the Chief Executive Officer, it is unable to secure insurance at reasonable premiums due to the medical condition of the Employee or his spouse or children.

10	Pension

The Company does not operate a company pension scheme. However, the Company will pay a monthly contribution of 9% of the Employee’s base salary, as outlined in Clause 3, to the Employee.

11	Grievance Procedures

If the Employee wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he shall apply in writing to the Chief Executive Officer, setting out the nature and details of any such grievance or dissatisfaction.

12	Disciplinary Rules and Procedure

Any disciplinary action taken in connection with the Employment will usually be taken in accordance with the Company’s normal disciplinary procedure (which are workplace rules and not contractually binding) a copy of which is available from the Corporate Secretary of CanArgo.

13	Health and Safety

13.1	It is the Company’s policy to comply with all statutory requirements arising from legislation applicable to Guernsey prevailing at the time.

13.2	In addition, the Company may at its discretion impose even more stringent health and safety standards if it is considered that these may increase the safety and well being of its employees. Any such additional requirements will be notified to the Employee.

14	Sickness and Absence

14.1	If the Employee is absent from work for any reason and the absence has not previously been authorised by the Company, the Employee must notify a representative of Company at his place of work by no later 10.00am on the first day of absence, of the reason for the absence and the anticipated duration. Failure to do so may lead to disciplinary action.

14.2	Should the absence extend beyond 7 days (including weekends) a doctor’s certificate should be sent to the Company as soon as possible from the eighth consecutive day of the absence. Thereafter medical certificates should be provided to the Company to cover the full period of continuous absence. In these circumstances, the Employee should not return to work until authorised by the doctor.

14.3	Immediately following the Employee’s return to work after any period of absence the Employee shall be required to complete and submit and self-certification form available from his place of work.

14.4	At its discretion, the Company may terminate the employment of the Employee, after the agreed notice period, if it considers that the Employee’s sickness record makes him unfit for regular full time work. The Company reserves the right to require the Employee to undergo a medical examination conducted by a doctor provided by the Company (at the Company’s expense).

14.5	If the Employee’s absence is due to sickness or injury, the Company will pay any Statutory Sick Pay (“SSP”) in accordance with any relevant statutory provisions in Guernsey. For SSP purposes, qualifying days are Monday to Friday (inclusive).

14.6	In addition, in the event of the Employee being absent from work due to sickness or injury, the Company will pay sick pay as follows:
(a)	During the first ten weeks of absence in any twelve month period, the Employee shall be paid his base salary as outlined in Clause 3, less any SSP paid to the Employee by the Company and less any other state sickness benefit recoverable by the Employee;

(b)	For a further ten weeks of absence in the same twelve month period, the Employee shall be paid one half of his base salary as outlined in Clause 3, less any SSP paid to the Employee by the Company and less any other state sickness benefit recoverable by the Employee;

(c)	After a total of twenty weeks of absence in the same twelve month period, the provisions of the sickness and disability insurance cover to be arranged by the Company for the Employee shall apply.
15	Confidentiality

15.1	The Employee will during the employment and at all times keep secret all trade secrets or other confidential technical or commercial information which the Employee may obtain regarding the affairs of either the Company or CanArgo including, in particular, names of its clients, trade information relating to Company or CanArgo’s research and development, engineering data, seismic data, surveys, specifications, process formulations, production operations or techniques, planning, purchasing, accounting, finance, selling, marketing, market research, promotional plans, customers, suppliers, and all other information pertaining to the business of the Company or CanArgo which is not publicly available. This restriction shall continue to apply after the termination of the Employee’s employment without limit in point of time but shall cease to apply to any such information which may come into the public domain other than through unauthorised disclosure by the Employee.

15.2	The Employee may not make, otherwise than for the benefit of the Company, any notes or memoranda relating to any matter within the scope of the business of the Company or CanArgo concerning any of its dealings or affairs nor shall the Employee during the continuance of his employment or at any time after such Employee has left the employment of the Company use or permit to be used any such notes or memoranda. Any such documents made by the Employee shall be the property of the Company or CanArgo and shall be left at its registered office upon termination of the Employee’s employment with the Company and all copyright in such notes or memoranda shall vest in the Company or CanArgo as appropriate.

16	Data Protection

The Employee acknowledges and agrees that the Company is permitted to hold personal information about the Employee as part of its personnel and other business records and may use such information in the course of the Company’s business. The Employee agrees that the Company may disclose such information to third parties in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of CanArgo or any associated company. This clause applies to any information held, used or disclosed in any medium.

17	Company and client Property

All equipment (including computer equipment), notes, memoranda, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by you or otherwise and in whatever medium or format) relating to the business of the Company or CanArgo or any of their clients (and any copies of the same) shall:

17.1.1.1	be and remain the property of the Company or CanArgo or the relevant client; and

17.1.1.2	be handed over by the Employee to the Company or CanArgo on demand and in any event on the termination of his employment.

18	Governing Law and Jurisdiction

18.1	This statement shall be governed and construed in accordance with the law of Guernsey.

18.2	Each party hereby submits to the non-exclusive jurisdiction of the Guernsey courts as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.

They are subscribed by the Company and signed for and on its behalf at
On                    the day of                     2005 Director
Director/Secretary
They are subscribed by the Employee in acknowledgement that he has received a copy of this Statement and has read it or has had it explained by a member of management and that he understands it.
At
On the                    day of                    2005
in the presence of
Signature of Witness
Signature of Employee
Full Name
Address

Appendix A

CanArgo Energy Corporation
                    Job Description
                    Chief Financial Officer (CFO)

Position:
Chief Financial Officer
Employed by:
Vazon Energy Limited, on behalf of
Reporting to:
Chief Executive Officer of CanArgo
CanArgo Energy Corporation (the “Company”), as an Officer of the Company
Location:
Guernsey, with occasional travel to Georgia and elsewhere

Specific Responsibilities:
Overall management of the Finance function of the Company. Specific responsibilities in the area of financial and project accounting, management & control include:
Accounting:
1)	Assess overall accounting needs of the organization

2)	Provide technical accounting services to the CanArgo group

3)	Monitor and ensure corporate compliance with new accounting standards

4)	Manage monthly payroll (all companies) and directors compensation
Finance:
1)	Ensure that the company’s financial records are accurately maintained

2)	Take responsibility for all financial functions including; A/P; A/R; Cash Management; G/L; Reconciliations

3)	Supervise and review consolidated financial statement preparation process

4)	Take responsibility for quarterly and annual financial statements including management discussion and analysis and notes thereto for inclusion in 10-Q and 10K and filing of same

5)	Chief liaison with auditors during review of 10-Q, 10-K and SOX 404

6)	Coordinate prospectus and other filing documents including liaison with legal counsel, auditors, etc.

7)	Ensure compliance with SEC and OSE regulations including filing of S-8’s, 8-K’s

8)	Proposals on corporate funding and assistance with fund raising

9)	Monitor and ensure compliance with initial and subsequent disbursement conditions of debt or other loans

10)	Liaise with legal counsel, corporate secretary to ensure that corporate investments are adequately protected/registered

11)	Prepare and maintain consolidated budget and present to Board of Directors

12)	Review quarterly cost recovery submissions under each Production Sharing Contract
Treasury:
1)	Monitor cash balances

2)	Monitor and Advise on term deposit investment

3)	Liaise with bank(s)

4)	Prepare and monitor letter of credit applications/status, escrow accounts, etc.

5)	Prepare vendor credit applications

6)	Review and sign cheques/wires for all outgoing payments
Taxation:
1)	Ensure compliance with applicable federal tax codes in US, Canada, UK, Cyprus, Georgia and Kazakhstan

2)	Prepare or review annual corporate tax filings in above jurisdictions

3)	Prepare annual franchise tax or other corporate tax filings/questionnaires

4)	Defend, if necessary, the corporation against unfair or frivolous tax claims or positions

5)	Develop appropriate corporate tax planning strategies
Internal Controls:
1)	Implement adequate internal controls and procedures to optimize resources, safeguard assets, prevent and detect fraud and maintain reliable control systems

2)	Update and maintain Accounting Policy and Procedures Manual

3)	Ensure compliance with Sarbanes Oxley and other relevant legislation
Insurance:
1)	Ensure the Company maintains adequate insurance coverage for existing group assets

2)	Assess or add coverage for new activities, assets

3)	Review annual insurance and other corporate practice applications

4)	Supervise preparation and follow-up of insurance claims
Job Description:
This position is responsible for the overall financial management of the Company with the objectives of ensuring finance is available for agreed programmes, maintaining tight financial control of the business and ensuring financial reporting to the Company’s regulatory bodies is complied with in full. The position is based in Guernsey, but will require some travel (particularly at the beginning) to the Company’s operating areas and more generally. The main finance function is based in Guernsey but as most expenditure and all income is currently received from Georgia, this position will be responsible for the overall finance function in Georgia, either directly, or indirectly through the Company’s Georgian operating companies. As a senior officer of the Company this position will work closely with the CEO, COO and Corporate Secretary, and will be involved in discussions on overall corporate strategy, financing etc. The position will be expected to present to the Board of Directors of the Company, and to the Company’s Audit Committee.
Date: May 2005